Thomas Smach to Join BMC Software Board of Directors

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BMC Software
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HOUSTON — April 30, 2007 - BMC Software, Inc. [NYSE: BMC] today announced that Thomas Smach, chief financial officer of Flextronics International Ltd., will join its board of directors, effective June 1, 2007. Mr. Smach will also serve on the company’s Audit Committee.
Mr. Smach has significant financial and audit experience serving as chief financial officer for the Dii Group prior to its acquisition by Flextronics in
April 2000. Mr. Smach, a certified public accountant, has also served as a senior audit manager for KPMG Peat Marwick. Currently, Mr. Smach is on the
board of directors for Crocs, Inc.
“BMC Software is leading the next wave of IT management with Business Service
Management. I believe in the company’s vision and am encouraged by their sound execution and roadmap surrounding Business Service Management,” said Mr. Smach.
“I’m looking forward to joining a very successful BMC team.”
“We welcome Tom to the BMC Software board of directors,” said Garland Cupp, chairman of the board, BMC Software. “Tom’s sound financial and audit experience coupled with his technology background will be a strong addition to our board.”
Mr. Smach received a BS in Accounting from State University of New York
Binghamton.
Flextronics is a leading Electronics Manufacturing Services (EMS) provider that helps customers design, build, ship, and service electronics products worldwide. Offering services to aerospace, automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEM customers,
Flextronics enables customers to optimize supply chain operations, accelerate time to market and time to volume, and reduce capital investments and production costs.
About BMC Software
BMC Software is a leading global provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. For the four fiscal quarters ended December 31, 2006, BMC revenue was approximately
$1.57 billion. For more information, visit www.bmc.com.

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